                                  Exhibit 21.1

Subsidiaries of the Registrant

             Boron, Lepore, Inc.                 Delaware
             Medical Education Systems, Inc.     Delaware
             Strategic Implications
              International, Inc.                Delaware
             Armand Scott, Inc.                  Delaware
             Consumer 2 Patient, Inc.            Delaware